Exhibit 99.2

OKLO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Oklo Inc. (“Legacy Oklo”) should be read together with our audited financial statements, unaudited consolidated financial statements and related notes included elsewhere on this Current Report on Form 8-K. The discussion and analysis should also be read together with our pro forma financial information as of and for the three months ended March 31, 2024. See “Unaudited Pro Forma Condensed Combined Financial Statements” included as Exhibit 99.3 to this Current Report on Form 8-K. In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this Current Report on Form 8-K. References in this section to “Oklo,” “we,” “our,” “us” and the “Company” generally refer to Legacy Oklo and its consolidated subsidiary prior to the Business Combination (as defined herein).

Overview

We were founded in 2013 with the goal of revolutionizing the energy landscape by developing clean, reliable, affordable energy solutions at scale. Global demand for reliable, clean energy is growing rapidly, with 63% of Fortune Global companies publicly committing to emissions reductions by 2050 and an expected $2 trillion annual spend on new clean power generation globally by 2030. We are pursuing two complementary tracks to address this demand: providing reliable, commercial-scale energy to customers and selling used nuclear fuel recycling services to the U.S. market.

We are developing next-generation fast fission power plants called “powerhouses.” In our differentiated build, own, and operate business model, we plan to sell power in the forms of electricity and heat directly to customers, which we believe can allow for fast-tracked customer adoption. In addition, we are a leader in the nuclear industry in the development of fuel recycling, which can unlock the energy content of used fuel; we also believe this business unit can complement our market position by vertically integrating and securing our fuel supply chain.

The fast fission technology we are working to commercialize was demonstrated by the Experimental Breeder Reactor-II (“EBR-II”), a fast fission plant that was operated by the U.S. government for 30 years. Our powerhouse product line, called the “Aurora,” builds on this legacy of proven and demonstrated technology. Our Aurora powerhouse product line is designed to be inherently safe, to be able to run on fresh or recycled fuel, and to produce 15-50 megawatts electric (“MWe”). Because the Aurora powerhouses are designed to operate by harnessing the power of high-energy, or “fast,” neutrons, they will be able to tap into the vast energy reserves remaining in existing used nuclear fuel from conventional nuclear power plants, which is currently considered nuclear waste. We estimate there is enough energy in the form of nuclear waste globally to meet the projected U.S. demand for electricity for 100 years with fast fission power plants.

We have achieved several significant deployment and regulatory milestones, including securing a site use permit from the U.S. Department of Energy (“DOE”) for the Idaho National Laboratory (“INL”) site and a fuel award from INL for a commercial-scale Aurora powerhouse in Idaho. We have announced plans fortwo additional Aurora powerhouses in southern Ohio and have been tentatively selected to provide power and heat to Eielson Air Force Base. Furthermore, we have a robust pipeline of potential customer engagements across a number of industries, having signed non-binding letters of intent that we believe could result in the deployment of Aurora powerhouses totaling over 700 MWe in capacity. The early market interest in our solutions exemplifies the potential demand for our size range of powerhouses and differentiated business model. Our first powerhouse is targeted for deployment in 2027.

Our Business Model

Our primary product will be the energy produced from our Aurora powerhouses once operational. Our planned business model is to sell the energy to customers via power purchase agreements (“PPAs”), as opposed to selling our powerhouse designs. This business model allows for recurring revenue, the opportunity to capture profitability upon improved operational efficiency, and enables novel project financing structures. This business model sets us apart from the traditional nuclear power industry, other companies in the advanced fission industry, and other larger scale energy types such as natural gas. Selling power via PPAs is a common practice within the renewable energy sector and indicates that this business model could be feasible for power plants within the size range targeted by our Aurora product line (i.e., starting with 15 MWe and ranging upward to anticipated sizes of 50 MWe).

The traditional nuclear power industry comprises developers of large (ranging from approximately 600MWe to over 1,000 MWe) light water reactors who sell or license their reactor designs to large utilities who then construct and operate the nuclear power plant. The developer’s focus on regulatory approval of the design may lock in certain lifecycle regulatory costs that are realized by the owner-operator during construction and operations. As a result, lifecycle cost implications are generally not addressed cohesively between the developer and the owner-operator, and the regulatory strategy does not holistically implement the lifecycle benefits of the technology’s inherent safety characteristics. To date, the advanced fission industry is largely following the historical blueprint of developers seeking design certifications or approvals, and utilities bearing the future burden of licensing. While there are a number of advanced reactor designers developing smaller sized reactors than those traditionally used in the nuclear power industry, most of these developers are generally pursuing regulatory approval of groupings of these smaller reactors as part of singular larger plants, sizes of 200 MWe and up to 1,000 MWe.

In contrast, we plan to be the designer, builder, owner, and operator of our powerhouses and plan to focus on small-scale powerhouses (15 MWe to 50 MWe). As a result, we have an incentive to relentlessly focus on the full lifecycle of a safe, well-maintained, cost-effective powerhouse and holistically implement the benefits of an inherently safe, simple design. We expect this approach to enable us to reduce and manage lifecycle regulatory and operating costs in an integrated fashion, as opposed to the historical model used in the nuclear power industry that divides the incentives and responsibilities between the developer and the utility.

Selling electricity under PPAs follows an established revenue model in global power markets. While this model is more typically used for renewable energy solutions, we believe it is a compelling model for us because of the relatively small size and the lower expected capital costs of our powerhouses, when compared with other nuclear power plants. In addition, our model is designed to generate recurring revenue in a way that the traditional licensing model does not. For example, in the traditional technology licensing model, after the sale of the design, recurring revenue is dependent upon the sale of service contracts, including fuel services, which may result in prices being undercut by intermediaries. We expect our powerhouses to be profitable from the first year of operation due to our anticipated favorable unit economics. We also believe this approach will drive unit growth and allow us to ultimately launch higher output versions of our powerhouses.

We believe that our potential customers want to buy power, rather than own or operate power plants, and will prefer affordable solutions that meet their environmental and operational goals. We plan to further accelerate customer adoption by offering minimal to potentially zero upfront costs and quick delivery times. With non-binding letters of intent from potential customers for over 700 MWe, we believe our powerhouses are an ideal fit for target markets in decentralized use cases such as data centers, national defense, factories, industrial customers, off-grid and rural customers and utilities.

In addition to selling power under PPAs, we believe we have an embedded opportunity to enhance our mission with our advanced nuclear fuel recycling technology. We are actively developing nuclear fuel recycling capabilities with the goal of deploying a commercial-scale fuel recycling facility in the United States by the 2030s. Used nuclear fuel waste still contains more than 90% of its energy content, and we believe there is enough energy in the form of used nuclear fuel globally to power the expected electrical needs in the United States for 100 years with fast fission power plants. More than 90,000 metric tons of used nuclear fuel waste have been generated since 1950, and an additional 2,000 metric tons are generated every year. Currently, other countries recycle used nuclear fuel waste, but the United States does not, and there is an enormous opportunity to do so. Our reactors are specifically designed to run on either fresh or recycled nuclear fuel, and nuclear fuel recycling could provide future margin uplift for our power sales business, as well as the potential for new revenue streams.

Recent Developments

Business Combination

AltC Acquisition Corp. (“AltC”), previously entered into an Agreement and Plan of Merger and Reorganization, dated as of July 11, 2023 (as amended, modified, supplemented or waived, the “Merger Agreement”), by and among AltC Merger Sub, Inc., a Delaware corporation and a direct and wholly owned subsidiary of AltC (“Merger Sub”), and Legacy Oklo. On May 9, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Oklo, with Legacy Oklo surviving such merger as a wholly owned subsidiary of AltC (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), AltC changed its name to “Oklo Inc.” The Company is herein referred to as “Oklo” following the Closing, and as “Legacy Oklo” prior to the Closing, as described below.

As a result of the Business Combination, and after giving effect to the conversion of all outstanding Legacy Oklo common stock and shares of Legacy Oklo common stock issued upon conversion of Legacy Oklo preferred stock and Legacy Oklo SAFE Notes, which occurred immediately prior to the effective time of the Merger (i) each issued and outstanding Legacy Oklo common stock converted into the right to receive approximately 6.062 shares of newly issued shares of Class A common stock, par value $0.01 per share (“Oklo Class A common stock”), and (ii) each stock option to purchase Legacy Oklo common stock (each, a “Legacy Oklo stock option”) converted into the right to receive an option to purchase Oklo Class A common stock (an “Oklo Option”) having substantially similar terms to the corresponding Legacy Oklo stock option, including with respect to vesting and termination-related provisions, except that each such Oklo Option represented the right to receive the number of shares of Oklo Class A common stock equal to the product of (a) the number shares of Legacy Oklo common stock subject to the corresponding Legacy Oklo stock option immediately prior to the effective time of the Merger and (b) approximately 6.062.

In addition, in connection with the Business Combination, the contingent right to receive up to an aggregate of 15,000,000 shares of Oklo Class A common stock, which will be issued to eligible holders of pre-Closing securities of the Company during the five-year period following the Closing, in three separate tranches (i) upon the satisfaction of certain price targets or (ii) if the Company undergoes a change in control (a “Change in Control” as defined in the Merger Agreement), the price per share received by stockholders of Oklo in such Change in Control transaction, among other certain conditions and other provisions. In addition, certain AltC founders received 12,500,000 shares of Oklo Class A common stock subject to vesting during the five-year period following the Closing in four separate tranches upon the satisfaction of certain price targets or in the event of a sale of the Company, among other conditions.

After giving effect to the Business Combination and the redemption of AltC Class A common stock in connection with the special meeting of stockholders on May 7, 2024, there were 122,096,270 shares of Oklo Class A common stock issued and outstanding. Of those shares, 78,996,459 were issued to holders of Legacy Oklo equity securities in respect of such Legacy Oklo equity securities, representing approximately 64.7% of Oklo’s Class A common stock voting power.

Oklo’s Class A common stock commenced trading on the New York Stock Exchange (“NYSE”) under the symbols “OKLO”, on May 10, 2024.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed in the section titled “Risk Factors” in this Current Report on Form 8-K.

Product Development Plan

We plan to leverage the next-generation fast fission powerhouses that we are developing in order to sell power to a variety of potential customers, including data centers, national defense, factories, industrial customers, off-grid and rural customers and utilities.

Commercial deployment of any advanced fission power plant requires obtaining regulatory approvals for design, construction, and operation. Our regulatory strategy has been focused on a custom combined license application. We submitted an initial custom combined license application with the NRC in March 2020, which was denied without prejudice in 2022, and we are working toward submitting an updated custom combined license application for review. In March 2020, we became the first advanced fission company to submit a custom combined license application, and we remain the only such company to do so. It is uncertain when, if at all, we will obtain regulatory approvals for the design, construction and operation of any of our powerhouses. Our financial condition and results of operation are likely to be materially and adversely affected if we do not obtain such approvals and to the extent this process takes longer or costs more than we expect.

Additionally, we plan to be the designer, builder, owner, and operator of our powerhouses and plan to focus on small-scale powerhouses (15 MWe to 50 MWe). As a result, we have an incentive to relentlessly focus on the full lifecycle of a safe, well-maintained, cost-effective powerhouse and holistically implement the benefits of an inherently safe, simple design. We expect this approach to enable us to reduce and manage lifecycle regulatory and operating costs in an integrated fashion, as opposed to the historical model used in the nuclear power industry that divides the incentives and responsibilities between the developer and the utility. However, this model exposes us directly to the costs of building, owning and operating our powerhouses. Our cost projections are heavily dependent upon fuel and raw materials (such as steel), equipment and technical and construction service providers (such as engineering, procurement, construction firms). The global supply chain, on which we will rely, has been significantly impacted in recent years by inflation, instability in the banking sector, war and other hostilities, the COVID-19 pandemic, and other economic uncertainties, resulting in potential significant delays and cost fluctuations. Similar developments in the future may impact our performance from both a deployment and cost perspective.

Plan of Operations

To further our target of deploying our first powerhouse in 2026 or 2027, during 2024 we plan to be engaged in the following key initiatives:

•	Progress regulatory approval with the Nuclear Regulatory Commission (“NRC”) including a Pre-Application Readiness Assessment for our next Combined Operating Licensing Agreement (“COLA”), expected to begin in the first half of 2024.

•	Initiate regulatory pre-application related activities with the NRC for licensing of commercial fuel fabrication.

•	Continue work related to fuel recycling such as pre-application regulatory alignment efforts with the NRC, research and development both independently and in conjunction with the DOE focused on facility and process design.

•	Work with INL on fuel manufacturing, including preparation of documentation for regulatory review and finalization of the facility design.

•	Advance partnerships related to fuel enrichment, fuel fabrication, and other key supply chain elements, as well as other procurement activities to expand our fuel sourcing supply chain.

•	Execute on key non-fuel elements of our supply chain including, steam turbine generator sourcing, steel, and other construction inputs.

•	Progress engineering procurement and construction negotiations for construction of Aurora powerhouses.

•	Initiating site preparation for announced facilities at the INL, and Piketon, Ohio as well as progressing similar plans at the Eielson Air Force Base in Alaska.

•	Negotiate and execute additional letters of intent to purchase power through power purchase agreements with potential multiple customers.

•	Continue to hire additional personnel and implement processes, and systems necessary to deliver our business strategy.

For the three months ended March 31, 2024, our total operating expenses were $7,370,388. We expect our total operating expenses for 2024 to be in the range of $40,000,0000 to $50,000,000.

Nuclear Energy Industry

The nuclear energy industry operates in a politically sensitive environment, and the successful execution of our business model is dependent upon public support for nuclear power, in general, in the U.S. and other countries. Recently, the U.S. government has indicated through bipartisan action that it recognizes the importance of nuclear power in meeting the United States’ growing energy needs. However, the current political environment in the U.S. could change at any time, including in response to events and circumstances over which we exercise no control and the perception of such events and circumstances. Additionally, opposition by third parties could delay the licensing that our business model requires. As a result, our performance will depend in part on factors generally affecting the views and policies regulating nuclear energy industry, which we cannot predict over the long term.

Key Components of Results of Operations

Operating Expenses

Oklo’s operating expenses consist of research and development and general and administrative expenses.

Research and Development

Research and development (“R&D”) expenses represent costs incurred to develop our technology. These costs consist of personnel costs, including salaries, employee benefit costs, bonuses and stock-based compensation expenses, software costs, computing costs, hardware and experimental supplies, and expenses for outside engineering contractors for analytical work and consulting costs. We expense all R&D costs in the periods in which they are incurred, however, occasionally the reimbursement would be received in the following period.

Oklo has several recycling technology projects awarded as R&D cost-share projects through the Department of Energy’s Advanced Research Projects Agency — Energy (“ARPA-E”) and the DOE Technology Commercialization Fund (“TCF”). The TCF project does not involve any funds being reimbursed to Oklo. A budget was initially approved for each of these cost-share projects, and as certain expenses and capital expenditures for equipment, are incurred, such expenses or capital expenditures are reported to ARPA-E and then a pre-determined percentage of such expenses or capital expenditures are reimbursed by ARPA-E back to Oklo. The expenses are categorized as R&D expenses which are then partially reimbursed.

General and Administrative

Our general, and administrative (“G&A”) expenses primarily comprise various components not related to R&D, such as personnel costs, regulatory fees, promotion expenses, costs associated with maintaining and filing intellectual property, meals and entertainment expenses, travel expenses, and other expenditures related to external professional services including legal, engineering, marketing, human resources, audit, and accounting services. Personnel costs include salaries, benefits, and stock-based compensation expenses. As we continue to grow and expand our workforce and operations, and in light of the increased costs associated with operating as a public company, we anticipate that our G&A expenses will rise for the foreseeable future.

Other Income (Loss)

Other income (loss) consists of interest income and the remeasurement gains and losses related to simple agreements for future equity (“SAFEs”).

Income Taxes

Income taxes primarily consists of income taxes in certain jurisdictions in which we conduct business. We have a full valuation allowance for deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development. To date, because we are pre-revenue, income taxes have been minimal.

Results of Operations

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of the Three Months Ended March 31, 2024 and 2023

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Operating expenses
Research and development	$3,660,642	$1,916,450	$1,744,192	91.0%
General and administrative	3,709,746	1,419,848	2,289,898	161.3%
Total operating expenses	7,370,388	3,336,298	4,034,090	120.9%
Loss from operations	(7,370,388)	(3,336,298)	(4,034,090)	120.9%
Other income (loss)
Change in fair value of simple agreement for future equity	(16,793,000)	(1,373,000)	(15,420,000)	1123.1%
Interest income	141,303	325	140,978	NM
Total other loss	(16,651,697)	(1,372,675)	(15,279,022)	1113.1%
Loss before income taxes	(24,022,085)	(4,708,973)	(19,313,112)	410.1%
Income taxes	-	-	-	NM
Net loss	$(24,022,085)	$(4,708,973)	$(19,313,112)	410.1%

Percentage changes that are considered not meaningful are denoted with NM.

Research and Development

The following table sets forth R&D expenses by category:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Payroll and employee benefits of research and development personnel	$2,377,413	$1,343,037	$1,034,376	77.0%
Stock-based compensation	394,748	33,315	361,433	1084.9%
Subscription and professional fees	534,350	81,056	453,294	559.2%
Travel, entertainment and other related expenses	127,656	151,992	(24,336)	-16.0%
Other expenses	226,475	307,050	(80,575)	-24.2%
Total research and development expenses	$3,660,642	$1,916,450	$1,744,192	91.0%

R&D expenses increased by $1,744,192 or 91.0%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase was primarily due to an increase of $1,034,376 in total payroll and employee benefits of research and development personnel attributable to an increase in the weighted-average headcount of approximately 70% and an increase in salary over the prior period, an increase of $361,433 in stock-based compensation expenses, and an increase of $453,294 in subscription and professional fees; partially offset by a decrease of $80,575 in other expenses.

General and Administrative

The following table sets forth G&A expenses by category:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Payroll and employee benefits of general corporate functions and finance personnel	$1,192,777	$647,992	$544,785	84.1%
Stock-based compensation	272,726	14,926	257,800	1727.2%
Regulatory fees	95,307	218,154	(122,847)	-56.3%
Professional services	1,681,903	344,658	1,337,245	388.0%
Travel, entertainment and other expenses	467,033	194,118	272,915	140.6%
Total general and administrative expenses	$3,709,746	$1,419,848	$2,289,898	161.3%

G&A expenses increased by $2,289,898, or 161.3% for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase was primarily due to an increase of $1,337,245 in professional services primarily due to an increase in accounting and tax service fees, an increase of $544,785 in payroll and employee benefits of general corporate functions and finance personnel attributable to an increase in the weighted-average headcount of approximately 44% and average salary over the prior period, and an increase of $272,915 related to travel, entertainment, and other expenses; partially offset by a decrease of $122,847 in regulatory fees.

Other Loss

The following table sets forth other loss:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Change in fair value of simple agreement for future equity	$(16,793,000)	$(1,373,000)	$(15,420,000)	1123.1%
Interest income	141,303	325	140,978	NM
Total other loss	$(16,651,697)	(1,372,675)	$(15,279,022)	1113.1%

The loss for change in fair value of SAFEs of $16,793,000 for the three months ended March 31, 2024 represents the remeasurement loss in the fair value related to the simple agreement for future equity as compared to the fair value as of December 31, 2023. The loss for change in fair value of SAFEs of $1,373,000 for the three months ended March 31, 2023 represents the remeasurement loss in the fair value related to the simple agreement for future equity as compared to the fair value as of December 31, 2022.

Interest income increased by $140,978, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase was primarily due to an increase in interest income related to an increase in our cash balances from the prior period.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of equity, equity-linked instruments, such as SAFEs, alternative arrangements and preferred stock. We have not generated any cash from our operations to date.

In addition to our current cash resources, we entered into the Merger Agreement in July 2023, which closed on May 9, 2024. Our consolidated financial statements do not reflect the transactions contemplated by the Business Combination. Management believes the pro forma cash and cash equivalents of approximately $301.7 million after the Business Combination will be adequate to fund our planned operations for at least the next twelve months.

As of March 31, 2024, our cash and cash equivalents were $38,018,782. We continue to incur significant operating losses. For the three months ended March 31, 2024 and 2023, we had a net loss of $24,022,085 and $4,708,973 respectively, and used cash in operating activities of $7,287,377 and $3,262,366, respectively. As of March 31, 2024 and 2023, we had accumulated deficits of $85,515,529 and $61,493,444, respectively. Management expects that significant on-going operating expenditures will be necessary to successfully implement our business plan and develop and market its products. These circumstances raised substantial doubt about our ability to continue as a going concern for at least the next twelve months.

Immediately following the closing of the Business Combination, we had additional cash of approximately $263.3 million, after giving effect to the payment of transaction expenses, which will be utilized to fund our powerhouses, operations and growth plans. We believe that as a result of the Business Combination our existing cash and cash equivalents, as well as cash received from the Business Combination, will be sufficient to fund our operations for the next twelve months from the date the financial statements were issued as of and for the three months ended March 31, 2024.

Our future capital requirements will depend on many factors, including the timing and extent of our spending to support the completion of our powerhouses and research and development efforts, and the cost associated with our operations and its growth. While we believe that the cash received from the Business Combination will be sufficient to meet our current contemplated business plan, there can be no assurance this will be the case. In order to finance our plan for our powerhouses and associated costs, it is possible that we will need to raise additional financing. If additional financing is required by us from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, we could be required to delay and scale back some of our business plan and development of our powerhouses and other operations, which could materially harm our business, prospects, financial condition, and operating results. Our accompanying consolidated financial statements contained elsewhere in Exhibit 99.1 to this Current Report on Form 8-K have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Cash Flows Comparison

The following table sets forth our cash flows for the period indicated.

Cash Flows Comparison for the Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
Net cash used in operating activities	$(7,287,377)	$(3,262,366)
Net cash used in investing activities	(96,733)	-
Net cash provided by financing activities	35,535,304	340,000
Net increase (decrease) in cash and cash equivalents	$28,151,194	$(2,922,366)
Cash and cash equivalents, end of period	$38,018,782	$6,731,162

Operating Activities

Net cash used in operating activities of $7,287,377 during the three months ended March 31, 2024, was primarily attributable to our net loss of $24,022,085, offset by $17,509,315 in noncash adjustments and $774,607 increase in our working capital. Noncash adjustments consisted of $48,841 in depreciation and amortization, $16,793,000 in loss upon change in fair value of SAFEs, and $667,474 in share-based compensation. The $774,607 increase in working capital is primarily due to a $292,060 use of cash for prepaid and other current assets, a $574,395 use of cash for accounts payable and a $6,755 use of cash for the operating lease liability; offset by a $25,361 decrease in other assets and a $73,242 increase for other accrued expenses.

Net cash used in operating activities of $3,262,366 during the three months ended March 31, 2023 was primarily attributable to our net loss of $4,708,973, offset by $1,432,237 in noncash adjustments and a $14,370 decrease in our working capital. Noncash adjustments consisted of $10,996 in depreciation and amortization, $1,373,000 in loss upon change in fair value of SAFEs, and $48,241 in share-based compensation. The $14,370 decrease in working capital is primarily due to a $255,208 use of cash for prepaid and other assets, a $420,901 use of cash for accounts payable and a $4,991 use of cash for the operating lease liability; offset by a $5,377 decrease in other assets and a $690,093 increase for other accrued expenses.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2024 and 2023 was due to the purchase of property and equipment of $96,733 and $0, respectively.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2024 was from the proceeds from the issuance of SAFEs of $10,232,000 and proceeds from the exercise of stock options of $439,922; offset by payment of deferred issuance costs of $136,618. Net cash provided by financing activities for the three months ended March 31, 2023 was from the proceeds from the issuance of SAFEs of $340,000.

Commitments and Contractual Obligations

We do not have any material commitments or contractual obligations other than with respect to the leases under which we lease real estate for office space. These leases are classified as operating leases with various expiration dates through 2024. See Note 13 in our accompanying consolidated financial statements contained elsewhere in Exhibit 99.1 to this Current Report on Form 8-K for more information regarding our commitments and contractual obligations.

Off-Balance Sheet Arrangements

As of the date of this Current Report on Form 8-K, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 in our accompanying consolidated financial statements contained elsewhere in Exhibit 99.1 to this Current Report on Form 8-K for a description of our other significant accounting policies.

Stock-based Compensation

We account for stock-based compensation by measuring and recognizing expense for all stock-based payments made to employees and non-employees based on the estimated grant-date fair values for all stock-based compensation arrangements. We recognize compensation over each recipient’s requisite service period, which is generally the vesting period. We have elected to recognize actual forfeitures by reducing the stock-based compensation in the same period as the forfeitures occur. We estimate the fair value of stock options granted to employees and non-employees using the Black-Scholes option pricing model. The determination of fair value requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as our common stock fair value, stock price volatility, and expected option lives to value equity-based compensation.

We measure the fair value of each stock option at the date of grant using a Black-Scholes option pricing model. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to us in our industry sector. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option valuation model. We use the treasury yield curve rates for the risk-free interest rate in the option valuation model with maturities similar to the expected term of the options. We estimate the calculated the expected term using the simplified method that uses the average of the contractual term of the option and the weighted-average vesting period.

Simple Agreement for Future Equity

We record our SAFEs at fair value that requires significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The valuation uses probabilities considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFEs will convert into certain preferred stock; (ii) a liquidity event where the SAFE noteholders will have an option to receive either a cash payment equal to the invested amount under such SAFE Note, or a number of shares of common stock equal to the invested amount divided by the liquidity price; and (iii) dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. We utilized an independent third-party to determine the fair value of the SAFEs under the Monte Carlo simulation method which was used to estimate the future market value of our invested capital (“MVIC”) at a liquidity event and the expected payment to the SAFE holders at each simulated MVIC value. We believe these assumptions would be made by a market participant in estimating the valuation of the SAFEs. We assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

There is substantial judgment in selecting the assumptions which we use to determine the fair value of the SAFEs and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause there to be differences in the resulting fair value. If the fair value were to increase, the amount of loss that would result would also increase. Conversely, if the fair value were to decrease, the amount of expense would decrease.

Emerging Growth Company Accounting Election

Upon completion of the transaction, we expect to operate with Emerging Growth Company (EGC) status within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We could retain EGC status until December 31, 2026, although circumstances could cause us to lose that status earlier, including if the market value of common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer qualify for EGC status as of the following December 31.

Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Legacy Oklo is described in Note 2, Summary of Significant Accounting Policies, in the notes to the consolidated financial statements contained elsewhere in Exhibit 99.1 to this Current Report on Form 8-K.